Exhibit 99.1

Contacts:

Access Worldwide	Access Worldwide
(240) 582-0100	(561) 226-5000
Andrea Greenan	Jack Hamerski
Director, Investor Relations	Executive Vice President & CFO
agreenan@accessww.com	jack@accesstms.com
www.accessww.com

ACCESS WORLDWIDE REPORTS FIRST QUARTER FINANCIAL RESULTS

– Company Increases Revenues by More than 30% –

– Negotiations Continue In Effort to Renegotiate or Refinance Credit Facility –

BOCA RATON, FL – May 13, 2003 – Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today reported financial results for the first quarter ended March 31, 2003.

We reported revenues from continuing operations of $12.2 million for the quarter ended March 31, 2003, an increase of $2.9 million, or 31.2%, compared to $9.3 million for the quarter ended March 31, 2002. The revenue improvement was primarily attributed to increased teleservices production hours and was aided by an increase in medical and pharmaceutical programs performed for new and existing clients.

We reported a net loss from continuing operations and diluted loss per share from continuing operations of $(0.7) million and $(0.07), respectively, for the quarter ended March 31, 2003, compared to a net loss from continuing operations and diluted loss per share from continuing operations of $(1.0) million and $(0.11), respectively, for the quarter ended March 31, 2002. The improvement is the result of an increase in revenues.

The Company reported net loss and basic and diluted loss per share of $(0.7) million and $(0.07), respectively, for the quarter ended March 31, 2003, compared to net income and basic and diluted earnings per share of $7.2 million and $0.74, respectively, for the quarter ended March 31, 2002. Total weighted average diluted shares outstanding for the quarters ended March 31, 2003 and March 31, 2002 were 9,740,168 and 9,740,001 shares, respectively.

As stated in filings with the Securities and Exchange Commission, we entered into the Seventh Amendment and Waiver to our Credit Facility agreement with the Bank Group (the “Amendment”) on April 29, 2003. The Amendment allows us to continue to use cash proceeds generated in the ordinary course of business to fund working capital and operations, increased the effective rate of interest to Bank of America’s prime rate of interest plus 5% and limited the revolving commitment line to $6.1 million through May 14, 2003, with periodic reductions thereafter. The outstanding balance on the Credit Facility becomes due on July 1, 2003. As of March 31, 2003, the total amount outstanding under the Credit Facility was $5.3 million.

“The first quarter has been a challenging time for the Company,” stated Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. “We have achieved an increase in revenues and benefited from the expansion of our largest communication center; however, our efforts to renegotiate or refinance the Credit Facility with the Bank Group or other lenders have not resulted in a long-term agreement. It continues to remain the highest priority for us.”

Founded in 1983, Access Worldwide provides a variety of sales, marketing and education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Our services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has over 1,300 employees in offices throughout the United States.

This press release contains forward-looking statements including statements regarding our financial results and Credit Facility. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to pay the outstanding balance due under the Credit Facility at maturity; our ability to make periodic reductions as required; our ability to continue as a going concern if we are unable to refinance or replace the Credit Facility and generate additional cash flow and income from continuing operations; our ability to maintain sufficient liquidity in 2003 to fund our operations; our ability to continue to comply with the financial covenants contained under the Credit Facility; our ability to refinance or replace the Credit Facility, or to find sources other than our operations to repay the outstanding balance due on the Credit Facility at maturity; competition from other third-party providers and those of our clients and prospects who may decide to do the work that we do in-house; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients that we are able to serve; potential consumer saturation reducing the need for our services; our ability and clients’ ability to comply with state, federal and industry regulations; reliance on a limited number of major clients and the possible loss of one or more clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and our labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of our stock price; and the unpredictability of the outcome of litigation in which we are involved. For a more detailed discussion of these risks and others that could affect our results, see the Company’s filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. We assume no duty to update any forward-looking statements.

– Table Follows –

Access Worldwide Communications, Inc.

Statement of Operations

	For the Three Months Ending March 31,
	2003	2002
Revenues	$12,236,508	$9,318,654
Cost of revenues	8,288,286	5,824,676

Gross profit	3,948,222	3,493,978
Selling, general & administrative expenses	4,493,427	4,495,180

Loss from operations	(545,205)	(1,001,202)
Interest expense, net	(153,999)	(34,065)

Loss before income taxes	(699,204)	(1,035,267)
Income tax expense	—	—

Loss from continuing operations	(699,204)	(1,035,267)
Gain on discontinued operations, net	—	8,209,636

Net (loss) income	$(699,204)	$7,174,369

Basic (loss) earnings per share:
– Continuing operations	$(0.07)	$(0.11)
– Discontinued operations	$—	$0.84
– Net (loss) income	$(0.07)	$0.74
Weighted average common shares outstanding	9,740,168	9,740,001
Diluted (loss) earnings per share:
– Continuing operations	$(0.07)	$(0.11)
– Discontinued operations	$—	$0.84
– Net (loss) income	$(0.07)	$0.74
Weighted average common shares outstanding	9,740,168	9,740,001